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                                                                   EXHIBIT 17(e)



                       THE ENTERPRISE GROUP OF FUNDS, INC.
                            ATLANTA FINANCIAL CENTER
                      3343 PEACHTREE ROAD, N.E., SUITE 450
                                ATLANTA, GA 30326

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                            IMPORTANT PROXY MATERIALS
                                PLEASE VOTE NOW!

                                October 23, 2001

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Dear Shareholder:

         We are inviting you to vote on certain proposals relating to the management and operation of your Enterprise mutual fund. A shareholder meeting of your fund, as well as other funds of The Enterprise Group of Funds, Inc., is scheduled for December 5, 2001. This package contains information about the proposals and includes materials you will need to vote.

         The proposal would reorganize the Enterprise Large-Cap Fund into the Enterprise Equity Fund; the Enterprise Convertible Securities Fund into the Enterprise Mid-Cap Growth Fund; and the Enterprise Emerging Countries Fund, the Enterprise International Core Growth Fund and the Enterprise Worldwide Growth Fund into the Enterprise International Growth Fund.

         The Enterprise Group of Funds Board of Directors has reviewed and approved the proposals and recommended that they be presented to you. The Board weighed a number of factors in reaching their decision regarding the reorganization of these funds, including the compatibility of the investment objectives, the historical investment performance and perceived future prospects, the anticipated reduction of the expense ratios and the potential benefits to the shareholders. Although the Board has determined that the proposals are in your best interest, the final decision is yours.

         To help you understand the proposals, we are including a section that answers commonly asked questions. The accompanying proxy statement includes a detailed description about the proposals. Our most recent prospectus and annual report are also enclosed.

         Please read the enclosed materials carefully and cast your vote. Remember, your vote is extremely important, no matter how large or small your holdings. By voting now, you can help avoid additional costs that are incurred with follow-up letters and calls.

TO VOTE, YOU MAY USE ANY OF THE FOLLOWING METHODS [CONFIRM]:

         - BY MAIL. Please complete, date and sign your proxy card before mailing it in the enclosed postage-paid envelope.

         - BY INTERNET. Have your proxy card available. Go to the Web site on the proxy card. Enter your control number from your proxy card. Follow the simple instructions found on the web site.

         - BY TELEPHONE. Have your proxy card available. Call the toll free number on the proxy card. Enter your control number from your proxy card. Follow the simple instructions.


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         If you have any questions before you vote, please contact your financial advisor or call Enterprise at 1-800-432-4320 and request the Operations Department. We're glad to help you understand the proposal and assist



                                Sincerely,

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                                Victor Ugolyn
                                Chairman, President and Chief Executive Officer